Exhibit 99.1
News Release

LINCOLN FINANCIAL GROUP REPORTS THIRD QUARTER EARNINGS
Record Net Flows and Strong Sales Characterize the Quarter

Philadelphia, October 29, 2003 — Lincoln National Corporation (NYSE:LNC), the parent company of the Lincoln Financial Group of companies, today reported net income of $133.3 million, or $0.74 per diluted share for its third quarter of 2003. For the third quarter of 2002, the company recorded a net loss of $136.4 million, or $0.74 per diluted share.

     Income from operations for the third quarter of 2003 was $156.0 million, or $0.87 per diluted share. Comparatively, Lincoln reported income from operations for the third quarter of 2002 of $62.1 million, or $0.34 per diluted share. The attached table reconciles net income to income from operations for the corporation and its business segments.

     “The underlying business performance in the third quarter, even after unusual items, continued to improve and we reached record domestic net cash flows,” said Jon A. Boscia, chairman and chief executive officer of Lincoln Financial Group.

Product Net Cash Flows

     The company reported record total domestic net cash flows in the quarter of $1.8 billion, an increase of 76% over the prior quarter and nearly 100% over third quarter 2002 results. “Delaware’s strong investment performance, interest in our Lincoln Principal SecuritySM variable annuity rider, a broad portfolio of life insurance products and committed wholesaler and planner forces continue to drive significant improvement in our net flows,” said Boscia.

     Consolidated domestic retail deposits, which include annuities, mutual funds and other personal wealth accumulation products, were nearly $3.4 billion for the third quarter and $9.2 billion for the first nine months of 2003.

Lincoln Retirement

     Net income for the Retirement segment was $102 million, compared to a net loss of $7 million for the third quarter 2002. Income from operations for this segment was $94.3 million, versus $21.8 million in the year ago period. Third quarter 2003 earnings for this segment were favorably impacted by Deferred Acquisition Costs (DAC) unlocking, adjustments for reinsurance recoverables and additional investment income from prepayments and make-wholes.

     Gross deposits grew to nearly $1.6 billion in the third quarter. “We are very pleased that third quarter deposits reinforce the quality of new products and features that we introduced in June and July,” commented Boscia.

Life Insurance

     Net income for the Life segment in the third quarter was $55.8 million versus $46.4 million for the same period a year ago. Income from operations for the segment was $58.7 million compared to $62.7 million for the third quarter 2002. Third quarter 2003 earnings for this segment were impacted by negative DAC unlocking, marketing and advertising costs.

     First year retail life insurance premiums were $208 million, an increase of 20% over both second quarter and last year’s third quarter. “Increases in retail sales were driven by universal life (UL) and term insurance products. We expect this trend to continue and, in an effort to provide complete product solutions, are currently in the process of rolling out an enhanced version of our UL product. This enhanced product incorporates competitive features for this ever-changing marketplace while maintaining our pricing discipline and recognizing current reserve requirements,” said Boscia.

     Life insurance in-force increased to $273 billion, up 10% from a year ago, reflecting strong sales.

Delaware Investments

     Delaware Investments reported net income of $6.3 million versus a net loss of $3.9 million in the third quarter of 2002. Income from operations for the segment was $9.7 million in the quarter, which compares to an operating loss of $3.0 million in the year ago period. Results were favorably impacted by Delaware’s positive net flows, equity markets and a DAC true-up in the 401(k) business. “Delaware achieved positive net flows for the seventh consecutive quarter and continues to deliver solid and consistent performance in both institutional accounts and retail funds for year-to-date, one-year and three-year time frames,” said Boscia.

Lincoln UK

     For the third quarter, Lincoln UK reported net income of $11.5 million compared to $0.2 million in the same period a year ago. The segment reported income from operations of $11.3 million versus an operating loss of $0.6 million in the third quarter of 2002.

Equity Market Performance

     “The market performance this quarter was near our financial assumptions and impacted Lincoln’s third quarter results by $0.05 per diluted share, which was slightly better than the estimate that resulted from application of the guidance provided in Lincoln’s second quarter 10-Q and on LFG.com. The variance from guidance was largely due to good performance by the money managers in our funds and customers’ account selections,” said Richard C. Vaughan, chief financial officer, Lincoln Financial Group. Deferred Acquisition Costs (“DAC”), Present Value of In-Force (“PVIF”) and Deferred Front-End Loads (“DFEL”)

     During the quarter, Lincoln completed its annual comprehensive review of assumptions underlying the amortization of DAC, PVIF and DFEL, which resulted in an after-tax charge of $6.4 million to the third quarter’s operating income. The unlocking for these items affected the Investment, Life and Retirement segments. However, it is not expected to have a significant impact on the level of DAC, PVIF and DFEL amortization going forward for any of the three segments. “We are pleased that the net amount of unlocking was a fraction of 1% of the total of DAC, PVIF and DFEL balances,” said Vaughan.

Realignment Initiatives

     The realignment initiatives announced in 2003 impacted net income in the third quarter by a net charge of $11.1 million, resulting from the net effect of restructuring charges and investments in business growth initiatives, partially offset by savings. These initiatives positively impacted third quarter income from operations by $1.8 million. “Implementation of the realignment initiatives has progressed as planned and we expect $16 million in net charges in the fourth quarter of 2003, of which $2 million is expected to positively impact income from operations,” said Vaughan. “As we approach 2004, we expect $3 million in net charges, of which $14 million is expected to positively impact income from operations,” he added.

Corporate and Other

     Corporate and Other, which includes financing, distribution losses, and the amortization of the deferred gain from the reinsurance business sold in 2001, reported a net loss of $42.3 million for the third quarter versus a net loss of $172.1 for the year ago period. Within these net losses are charges for reserve developments and related amortization on business sold through reinsurance of $18.4 million for the third quarter of 2003 and $176.4 million for the prior year quarter. The operating loss for the third quarter was $18.0 million versus an operating loss of $18.8 million in the third quarter of 2002.

     As of September 30, 2003, the book value of Lincoln National Corporation common stock, excluding accumulated other comprehensive income, was $26.87, compared with $25.87 a year ago. Book value, including accumulated other comprehensive income, was $31.34, compared with $30.64 a year ago.

     Lincoln Financial Group will discuss the company’s third quarter results in a conference call beginning at 11:00 a.m. (EST) on Thursday, October 30, 2003.

     Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in Philadelphia, Lincoln Financial Group has consolidated assets of over $100 billion and had annual consolidated revenues of $4.6 billion in 2002. Through its wealth accumulation and protection businesses, the company provides annuities, life insurance, 401(k) and 403(b) plans, mutual funds, managed accounts, institutional investment and financial planning and advisory services.

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Media Contact:	Lincoln Financial Group D’Arcy Rudnay Vice President, Media Relations 448-1454 drudnay@LFG.com

Investor Contact:	Lincoln Financial Group Priscilla Brown Vice President, Investor Relations 215 448-1422 psbrown@LFG.com

Forward-Looking Statements — Cautionary Language

Certain statements made in this press release are “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: “believe,” “anticipate,” “expect,” “estimate,” “project,” “will,” “shall” and other words or phrases with similar meaning.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. These risks and uncertainties include, among others, subsequent significant changes in: the company (e.g., acquisitions and divestitures of legal entities and blocks of business — directly or by means of reinsurance transactions including the recently completed divestiture of LNC’s reinsurance business); financial markets (e.g., interest rates and securities markets); competitors and competing products and services; LNC’s ability to operate its businesses in a relatively normal manner; legislation (e.g., corporate, individual, estate and product taxation); the price of LNC’s stock; accounting principles generally accepted in the United States; regulations (e.g., insurance and securities regulations); and debt and claims-paying ratings issued by nationally recognized statistical rating organizations.

Other risks and uncertainties include: the risk that significant accounting, fraud or corporate governance issues may adversely affect the value of certain investments; whether necessary regulatory approvals are obtained (e.g., insurance department, Hart-Scott-Rodino, etc.) and, if obtained, whether they are obtained on a timely basis; whether proceeds from divestitures of legal entities and blocks of business can be used as planned; litigation, arbitration and other actions [e.g., a) adverse decisions in significant actions including but not limited to extracontractual and class action damage cases, b) new decisions which change the law, c) unexpected trial court rulings, d) unavailability of witnesses and e) newly discovered evidence]; acts of God (e.g., hurricanes, earthquakes and storms); whether there will be any significant charges or benefits resulting from the contingencies described in the footnotes to LNC’s consolidated financial statements; acts of terrorism or war; the stability of governments in countries in which LNC does business; and other insurance risks (e.g., policyholder mortality and morbidity).

The risks included here are not exhaustive. Lincoln National Corporation’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the Securities and Exchange Commission include additional risks and factors which could impact LNC’s business and financial performance. Moreover, LNC operates in a rapidly changing and competitive environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors. Further, it is not possible to assess the impact of all risk factors on LNC’s business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undo reliance on forward-looking statements as a prediction of actual results or a projection of earnings.

This press release was issued on October 29, 2003 and all information in this release is as of October 29, 2003. LNC undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in LNC’s expectations.

LINCOLN NATIONAL CORPORATION

Digest of Earnings

	3rd Quarter Ended September 30

	2003	2002*

Revenue	$1,268,849,000	$1,163,430,000
Net Income	$133,313,000	$(136,389,000)
Share Earnings (Basic)
Net Income	$.75	$(.75)
Share Earnings (Diluted)
Net Income	$.74	$(.74)
Average Number of Shares (Basic)	177,483,351	181,295,515
Average Number of Shares (Diluted)	179,857,804	183,242,039

	Nine Months Ended September 30

	2003	2002*

Revenue	$3,581,329,000	$3,446,860,000
Net Income	$317,604,000	$(2,235,000)
Share Earnings (Basic)
Net Income	$1.79	$(.01)
Share Earnings (Diluted)
Net Income	$1.77	$(.01)
Average Number of Shares (Basic)	177,238,951	184,658,447
Average Number of Shares (Diluted)	179,122,313	186,973,901

*Third Quarter and Nine Months of 2002 includes the effect of LNC’s adoption of the fair value method of accounting for stock options under Statement of Financial Accounting Standards (“SFAS”) No. 123, as amended by SFAS No. 148.

Definition of Income from Operations
Income from operations represents after-tax results excluding, as applicable, realized gains or losses on investments and derivatives, restructuring charges, reserve changes on business sold through reinsurance, gain on sale of subsidiaries and certain other items. Income from operations is an internal measure used by the company in the management of its operations. Management believes that this performance measure explains the results of the company’s ongoing operations in a manner that allows for a better understanding of the underlying trends in the company’s current business.

(amounts in millions, except EPS)	Lincoln	Life	Investment	Lincoln	Corporate
For the Quarter Ended September 2003	Retirement	Insurance	Management	UK	& Other	Total

Net Income	$102.0	$55.8	$6.3	$11.5	$(42.3)	$133.3
Less:
Net realized gain on investments and derivatives	13.2	(1.3)	0.1	0.2	0.1	12.3
Restructuring charges	(5.5)	(1.6)	(3.5)	—	(2.3)	(12.9)
Reserve Development and Related Amortization on Business Sold through Reinsurance	—	—	—	—	(18.4)	(18.4)
Loss on early retirement of subordinated debt	—	—	—	—	(3.7)	(3.7)
Income from Operations	94.3	58.7	9.7	11.3	(18.0)	156.0
Earnings per share (diluted)
Net Income						$0.74
Income from Operations						$0.87

(amounts in millions, except EPS)	Lincoln	Life	Investment	Lincoln	Corporate
For the Quarter Ended September 2002	Retirement	Insurance	Management	UK	& Other	Total

Net Income	$(7.0)	$46.4	$(3.9)	$0.2	$(172.1)	$(136.4)
Less:
Net realized gain (loss) on investments and derivatives	(28.8)	(16.3)	(1.2)	0.8	22.0	(23.5)
Restructuring charges	—	—	0.3	—	1.1	1.4
Reserve Development and Related Amortization on Business Sold through Reinsurance	—	—	—	—	(176.4)	(176.4)
Income from Operations	21.8	62.7	(3.0)	(0.6)	(18.8)	62.1
Earnings per share (diluted)
Net Income						$(0.74)
Income from Operations						$0.34